EXHIBIT 99.1
News Release
Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Completes New $1.1 Billion Credit Facility

WEST CHESTER, OH, March 17, 2014 - AK Steel (NYSE: AKS) said today that it has entered into a new $1.1 billion, five-year revolving credit facility with a group of lenders. The new credit facility will expire in March 2019. Bank of America, N.A., J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC acted as joint lead arrangers.
The new credit facility is secured by most of the company’s inventory and accounts receivable. It replaces the company’s existing $1.1 billion credit facility, which was set to expire in April 2016 and was secured by the same classes of assets as the new credit facility. The new credit facility will provide the company with enhanced liquidity and greater financial and strategic flexibility. It will be used for working capital and general corporate purposes.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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